Exhibit 10.45

SERVICES AGREEMENT
This SERVICES AGREEMENT (this “Agreement”) is entered into as of November 4, 2011, by and between LifeCell Corporation, a Delaware corporation (the “Company”), and Chiron Holdings GP, Inc., a Delaware corporation (the “Service Provider”).
WHEREAS, the Company desires to retain and avail itself of the Service Provider, and the Service Provider desires to perform for the Company certain Services (as defined below) pursuant to the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.Certain Definitions.  The following terms shall have the following meanings for the purposes of this Agreement. Other capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
“Affiliate” means, in relation to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person and, for this purpose, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or procure the direction of the management and policies of such Person, whether through the ownership of shares, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Apax Funds” means, collectively, Chiron A Sàrl, Chiron B1 Sàrl, Chiron US Sàrl, Eagle AIV LP and their respective Permitted Transferees (or their respective nominees, designees or trustees).
“Business Day” means a day (excluding Saturdays and Sundays) on which banks are generally open in New York for the transaction of normal banking business.
“Closing” has the meaning set forth in the Partnership Agreement.
“Company” has the meaning set forth in the preamble.
“Company Group” means the Company and its subsidiaries and Affiliates.
“Consortium Members” means (23) the Apax Funds, (23) the CPPIB Group and (23) the PSPIB Group.
“CPPIB Group” means, collectively, CPP Investment Board Private Holdings Inc. and its Permitted Transferees (or their respective nominees, designees or trustees).
“Exit Event” means (23) a direct or indirect sale of equity securities in the Company in a change of control transaction, (23) an Initial Public Offering, (23) a liquidation of the Company, (23) the sale of all or substantially all of the Company’s assets or (23) any other event analogous to such events, in each case (other than in the case of clause (ii)), to the extent that such event results in any Consortium Member (or any Affiliate or designee of a Consortium Member) receiving proceeds in respect of its equity securities of any company in the Company Group; provided, however, that the transfer by KCI of its equity securities in the Company to Chiron Guernsey L.P. Inc. shall not constitute an “Exit Event”.
“Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, by and among Apax Partners, L.P., CPPIB Equity Investments Inc, Datura Private Investments Inc., Chiron Guernsey Holdings L.P. Inc., the Service Provider, Chiron Guernsey L.P. Inc., Chiron Guernsey GP Co. Limited, Chiron Topco, Inc., Chiron Holdings, Inc. and KCI (as amended, restated or otherwise modified from time to time).

“Indemnitees” has the meaning set forth in Section 8.
“Initial Public Offering” means an initial public offering of equity securities of any company in the Company Group.
“KCI” means Kinetic Concepts, Inc., a Texas corporation.
“Loss” has the meaning set forth in Section 8.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 12, 2011, by and among Chiron Holdings, Inc., Chiron Merger Sub, Inc. and KCI (as amended, restated or otherwise modified from time to time).
“Other Services” has the meaning set forth in Section 2(b).
“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Chiron Guernsey Holdings L.P. Inc., dated as of the date hereof, among the parties thereto (as amended, restated or otherwise modified from time to time).
“Permitted Syndication Transfer” has the meaning set forth in the Partnership Agreement.
“Permitted Transferee” has the meaning set forth in the Partnership Agreement.
“Principal Services” has the meaning set forth in Section 2(a).
“PSPIB Group” means, collectively, Port-aux-Choix Private Investments II Inc. and its Permitted Transferees (or their respective nominees, designees or trustees).
“Related Persons” has the meaning set forth in Section 8.
“Service Provider” has the meaning set forth in the preamble.
“Services” has the meaning set forth in Section 2(b).
“Services Fee” has the meaning set forth in Section 3(a).
“Sharing Percentage” means (23) 33% if KCI is a member of the Company Group or (23) 100% if KCI is not a member of the Company Group.
“Term” has the meaning set forth in Section 6(a).
“Termination Fee” has the meaning set forth in Section 6(a).
2.Services.
(a)The Service Provider hereby agrees that, during the Term, it will provide strategic services to the Company as and when requested from time to time by the Company and mutually agreed by the Service Provider and the Company (“Principal Services”), including services relating to (23) financing and strategic business planning, (23) add-on investments and (23) analysis; provided, however, that the Service Provider shall act as a Service Provider and shall not be involved in the management and/or the operational business of the Company Group.
(b)The Service Provider hereby agrees that it will provide such other services as the Service Provider and the Company may agree from time to time (“Other Services” and, together with the Principal Services, the “Services”); provided, however, that the Service Provider shall act as a Service Provider and shall not be involved in the management and/or the operational business of the Company Group; provided further, that the Service Provider shall not in the provision of its Services arrange or advise on the merits of any acquisition or divestiture of shares, hedging products or other investments and shall not be required to provide any services which constitute regulated activities under the United Kingdom Financial Services and Markets Act 2000, as amended.
(c)The Service Provider shall devote such time and efforts to the performance of the Services as the Service Provider deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Service Provider on a weekly, monthly, annual or other basis. The Company acknowledges that the Service Provider’s services are not exclusive to the Company and that the Service Provider may render services (including, without limitation, services similar to the Services) to any other Person, including a competitor of any company in the Company Group. In providing Services to the Company, the Service Provider will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.
(d)The Service Provider shall provide and devote to the performance of this Agreement such directors, officers, employees and agents of the Service Provider as the Service Provider shall deem appropriate to the furnishing of the Services required. The fees and other compensation payable to the Service Provider under this Agreement shall be paid by the Company regardless of the extent of Services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests the Service Provider to provide any such Services.
3.Fees.
(a)    Services Fees.  During the Term, the Company shall pay to the Service Provider (or its designee) an annual fee for the Services (“Services Fee”), in an amount equal to the product of (x) 0.305% of the aggregate sum invested (as of the time of determination, taking into account any reduction in the sum invested, including as a result of any Exit Event) directly or indirectly by the Consortium Members, their Affiliates and any Person investing by means of a Permitted Syndication Transfer or a transaction deemed to be a Permitted Syndication Transfer (whether through the subscription for debt and equity securities or otherwise) in the Company Group and (y) the Sharing Percentage (as of the time of determination). In each year of the Term, the Services Fee and the Sharing Percentage shall be determined on, and the Services Fee shall be payable in advance in four quarterly installments due on each of, January 1, April 1, July 1 and October 1, or if any such date shall not be a Business Day, on the immediately preceding Business Day. The initial annual Services Fee is currently expected to be $1,718,150.21. Upon the execution of this Agreement, the Company shall pay the Service Provider or its designee a pro rata portion of the October 1, 2011 quarterly installment in the amount of $272,040.45.
(b)    Other Services Fees.  The Service Provider and the Company shall agree from time to time on the amount and timing of fees to be paid in respect of Other Services.
4.Expense Reimbursement.  The Company shall reimburse the Service Provider for all of the Service Provider’s reasonable out-of-pocket fees and expenses (including travel expenses and the fees and expenses of accountants, attorneys and other advisors retained by the Service Provider) incurred by the Service Provider and its directors, officers, employees, agents, Affiliates, or designees in connection with the rendering of Services pursuant to this Agreement. Such expenses shall be reimbursed by wire transfer of immediately available funds promptly upon the request of the Service Provider (but in any case no later than five (5) Business Days following such request) and shall be in addition to any other fees or amounts payable to the Service Provider pursuant to this Agreement.
5.Payment of Fees & Other Amounts.  All fees, compensation and other amounts payable to the Service Provider and/or its designee(s) pursuant to this Agreement shall be paid by the Company by wire transfer of immediately available funds to the account(s) designated by the Service Provider or its designee(s) to the Company, except that, solely with respect to the fees set forth in Section 3(a), such fees may be payable other than in cash at the discretion of the board of directors of the Service Provider. For purposes of the calculations under this Agreement a year has three hundred and sixty (360) days.
6.Term.
(a)    This Agreement shall remain in effect until the parties hereto mutually agree in writing to terminate this Agreement (the “Term”), in which case this Agreement shall terminate on the date which is a following anniversary of the date hereof; provided, however, that this Agreement shall automatically terminate (i) upon any Exit Event other than an Initial Public Offering and (ii) immediately following the consummation of an Initial Public Offering unless the Company, by delivery of a written notice to the Service Provider prior to such consummation, otherwise elects to continue this Agreement in full force and effect. Upon termination of this Agreement, the Company shall pay the Service Provider in cash (i) all unpaid fees and expenses due hereunder and (ii), if this Agreement terminates in connection with an Exit Event, the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the time such payments would have been due) of the Services Fees that would have been payable with respect to the period from the termination date through the twelfth (12th) anniversary of the Closing, or, if terminated following the twelfth (12th) anniversary of the Closing, through the first (1st) anniversary of the Closing occurring after the termination date (such net present value, the “Termination Fee”); provided that, for purposes of calculating such net present value, the amount of the Services Fees that would have been payable with respect to a period shall be calculated based on (x) the aggregate sum invested directly or indirectly by the Consortium Members and their Affiliates immediately prior to such termination and (y) the Sharing Percentage in effect immediately prior to such termination.
(b)    Notwithstanding any termination of this Agreement in its entirety in accordance with this Section 6, (23) the provisions of Sections 3, 4 and 5 shall survive until all amounts due and payable thereunder are paid, (23) the provisions of Section 7 shall survive until the final liquidation and dissolution of the Company and (23) the provisions of this Section 6 and Sections 8 through 20 shall survive indefinitely.
7.Regulatory Compliance.  The Service Provider shall have the right to assign or otherwise restructure any amounts payable to the Service Provider hereunder to ensure regulatory compliance by the Service Provider, its Affiliates and designees.
8.Indemnification.  The Company agrees to indemnify, exonerate and hold free and harmless the Service Provider and each of its partners, shareholders, members, controlling persons, Affiliates, directors, officers, fiduciaries, managers, employees and agents and each of the partners, shareholders, members, controlling persons, Affiliates, directors, officers, fiduciaries, managers, employees, agents and professional advisors of each of the foregoing (collectively, “Related Persons” and, together with the Service Provider , the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, claims, costs and expenses (including any expense relating to enforcement of rights and obligations hereunder and reasonable attorneys’ fees and expenses incurred in connection with the investigation, settlement and/or defense thereof, including in respect of third party claims), awards or settlements incurred by an Indemnitee (a “Loss”, provided that, for avoidance of doubt, the term “Loss” shall not be deemed to include any diminution in value of the investment by the Service Provider’s affiliated investment funds (including without limitation the Consortium Members and their Affiliates), directly or indirectly, in the Company) before or after the date of this Agreement and arising out of, resulting from, or relating to: (23) this Agreement or the Services provided hereunder, (23) the transactions contemplated by the Merger Agreement, (23) any advice or other Services provided by the Service Provider to the Company whether before, after or on the date hereof or (23) any indemnities or “hold harmless” obligations entered into by the Service Provider or any of its Related Persons with any auditor, service providers, consultant or other person in connection with the transaction contemplated by the Merger Agreement; provided, that the Company will only be required to indemnify, exonerate and hold free and harmless such Indemnitees from such Losses to the extent that such Losses are attributable to the actions or omissions of or otherwise attributable to the Company; provided further, that the foregoing indemnification rights shall not be available to the extent that (a) any such Losses are incurred as a result of such Indemnitee’s willful misconduct or fraud or (b) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law or regulation, in each case, as determined by a final non-appealable ruling of a court of competent jurisdiction. In any action, suit or proceeding against any Indemnitee relating to or arising out of, or alleged to relate to or to arise out of, any such action or non-action, the Indemnitee shall have the right jointly to employ, at the expense of the Company, counsel of the Indemnitee’s choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding. The indemnification rights contained in this Agreement shall be cumulative and in addition to any and all other rights, remedies and recourse to which an Indemnitee, its heirs, successors, assignees and administrators are entitled. The indemnification provided in this Agreement will inure to the benefit of the heirs, successors, assignees and administrators of each of the Indemnitees. If the indemnification provided for above is unavailable in respect of any Losses, then, in lieu of indemnifying an Indemnitee, the Company agrees to contribute to the amount paid or payable by such Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company on the one hand, and such Indemnitee, on the other hand, in connection with the actions which resulted in such Losses, as well as any other equitable considerations.
9.Disclaimer; Limitation of Liability.
(a)    The Service Provider makes no representations or warranties, express or implied, in respect of any of the Services to be rendered by it hereunder. In no event shall any Indemnitee be liable to any member of the Company Group for any act, alleged act, omission or alleged omission that does not constitute fraud or willful misconduct of such Indemnitee as determined by a final, non-appealable determination of a court of competent jurisdiction.
(b)    In no event will any Indemnitee be liable to any member of the Company Group or to any of their respective officers, directors, employees or agents for any indirect, special, incidental, punitive or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), relating to the Services to be provided hereunder.
(c)    Each Indemnitee shall have the right to (23) engage or invest in the same or similar business activities or lines of business as any member of the Company Group and (23) conduct business with any client or customer of any member of the Company Group. No Indemnitee shall be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reason of any such activities.
(d)    In the event that any Indemnitee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any member of the Company Group on the one hand, and any Indemnitee, (or another Person, including without limitation, any Consortium Member, any Affiliate of a Consortium Member, any other client of the Indemnitee or any investment made by such person or client), on the other hand, no Indemnitee shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to any member of the Company Group and, notwithstanding any provision hereunder, no Indemnitee shall be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reason of the fact that any Indemnitee directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to any member of the Company Group.
10.Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In the case of the Company all notices shall be delivered to its registered address and in the case of the Service Provider to the address set out below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
To the Service Provider:
Chiron Holdings GP, Inc.
c/o Apax Partners, L.P.
601 Lexington Avenue, 53rd Floor
New York, New York 10022
Attention: Buddy Gumina
Facsimile: (646) 349-3306
c/o Canada Pension Plan Investment Board
One Queen Street East, Suite 2600
P.O. Box 101
Toronto, Ontario M5C 2W5
Attention: Erik Levy
Facsimile: (416) 868-8684
c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West, Suite 900
Montréal, Québec H3B 4W8
Attention: First Vice President and Chief Legal Officer
Facsimile: (514) 937-0403
with a copy (which shall not constitute notice to the Service Provider) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Ryerson Symons, Esq.
Facsimile: (212) 455-2502
To the Company:
LifeCell Corporation
8023 Vantage Drive
San Antonio, Texas 78230
Attention: John T. Bibb
Facsimile: (210) 255-6990
with a copy (which shall not constitute notice to the Company) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Ryerson Symons, Esq.
Facsimile: (212) 455-2502
11.Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that the Service Provider may assign, without the consent of any party hereto, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates.
12.Successors and Assigns.  All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
13.Amendments.  Except as otherwise expressly provided herein, this Agreement may be amended, modified, or waived only by a written instrument signed by the Service Provider and the Company.
14.Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
15.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.
16.Further Action.  The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
17.Entire Agreement.  This Agreement and the Indemnification Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.
18.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
19.Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.
20.Delivery by Facsimile or Email.  This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
* * * * *

IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be executed on its behalf as of the date first above written by its officer or representative thereunto duly authorized.
LIFECELL CORPORATION
By: /s/ Lisa N. Colleran
Name: Lisa N. Colleran
Title: President

CHIRON HOLDINGS GP, INC.
By: /s/William “Buddy” Gumina
Name: Buddy Gumina
Title: President